EX-3

Filed in the Office of	Business Number E0142922016-3
FVAguilar	Filing Number 20265999109
Secretary of State State Of Nevada	Filed On 8/26/2026 10:00:00 AM
	Number of Pages 5

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

× **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity: GPO Plus, Inc. Entity or Nevada Business Identification Number (NVID): NV20161185826
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 08/19/2026 Time: 5:00 pm (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A-1 Preferred
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Establishes the Series A-Preferred Stock, consisting of 4,000,000 shares, par value $0.0001, per share, ... see attached for full resolution.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Date: 08/19/2026 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

See 6. Resolution:

Establishes the Series A-1 Preferred Stock, consisting of 4,000,000 shares, par value $0.0001 per share, designated out of the Corporation's blank check preferred stock pursuant to Article IV of the Articles of Incorporation. Each share entitles the holder to one hundred (100) votes on all matters submitted to a vote of the holders of common stock, voting together as a single class except where class voting is required by law, with no cumulative voting. Each share is convertible at the holder's option, at any time, into one (1) share of common stock. The series has no dividend rights except as declared by the Board, no preemptive rights, and participates in liquidation on an equal basis per share with the Series A Preferred Stock, the Founders Class A Common Stock and the common stock. All as more fully set forth in the attached Certificate of Designation, incorporated herein by reference.

CERTIFICATE OF DESIGNATION
OF
GPO PLUS, INC.
Pursuant to Section 78.1955 of the Nevada Revised Statutes

SERIES A-1 PREFERRED STOCK

On behalf of GPO Plus, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the Forty-Nine Million Five Hundred Thousand (49,500,000) shares of blank check preferred stock, par value $0.0001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation ("Blank Check Preferred Stock"), a series of Series A-1 Preferred Stock, consisting of Four Million (4,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A-1 Preferred Stock are as follows:

1. Designation; Rank. This series of Blank Check Preferred Stock shall be designated and known as "Series A-1 Preferred Stock." The number of shares constituting the Series A-1 Preferred Stock shall be Four Million (4,000,000) shares. The Series A-1 Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series A-1 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference. (a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Series A Preferred Stock, the Founders Convertible Preferred, the Founders Class A Common Shares and ordinary Common Stock, subject to any preference given to the holders of future classes of preferred stock.

(b) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidation or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a "Change in Control Event") shall not be deemed to be a Liquidation for purposes of this Designation.

4. Voting. The holders of Series A-1 Preferred Stock shall have the right to cast one hundred (100) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's ordinary Common Stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A-1 Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stockholders of the Corporation except to the extent that voting as a separate class or series is required by law.

5. No Preemptive Rights. No holder of the Series A-1 Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or

of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the majority Holders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A-1 Preferred Stock.

7. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A-1 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

8. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A-1 Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

9. Conversion of Series A-1 Preferred Shares.

(a) Optional Conversion; Conversion Ratio. Each one (1) share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof only, at any time and from time to time, into one (1) fully paid and nonassessable share of the Corporation's ordinary Common Stock (the "Conversion Ratio"). Conversion of Series A-1 Preferred Stock is optional only. There is no automatic conversion of any share of Series A-1 Preferred Stock. Conversion is not conditioned on any listing, quotation, or other corporate event.

(b) Conversion Procedure. A holder may convert all or any portion of the shares of Series A-1 Preferred Stock held by such holder by delivering written notice of conversion to the Corporation (a "Conversion Notice") and surrendering the certificate representing the shares to be converted or, if such shares are held in book-entry form, delivering such evidence of book-entry ownership as the Corporation or its transfer agent shall reasonably require. The Conversion Notice shall state the number of shares of Series A-1 Preferred Stock to be converted and the name or names in which the Common Stock is to be issued.

(c) Conversion Date. The date of conversion (the "Conversion Date") shall be the date the Conversion Notice is received by the Corporation, or such later date as is specified in the Conversion Notice.

(d) Issuance of Common Stock. As promptly as practicable, and in any event within five (5) business days after the Conversion Date, the Corporation shall issue and deliver to the converting holder (or the holder's designee) the number of fully paid and nonassessable shares of Common Stock issuable upon conversion, in book-entry form or, at the holder's request, evidenced by a certificate.

(e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred Stock. The number of shares of Common Stock issuable to a converting holder shall be rounded up to the nearest whole share.

(f) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A-1 Preferred Stock, at least Four Million (4,000,000) shares of Common Stock, being the product of the Four Million (4,000,000)

shares of Series A-1 Preferred Stock designated hereby multiplied by the Conversion Ratio of one (1), as that number shall be appropriately adjusted pursuant to Section 9(g). The Corporation represents that it has Two Hundred Fifty Million (250,000,000) shares of Common Stock authorized, and that the reservation required by this Section 9(f) is within that authorization.

(g) Equitable Adjustment of the Conversion Ratio. If the Corporation at any time or from time to time after the date this Certificate of Designation becomes effective (i) subdivides (by any stock split, stock dividend payable in Common Stock, or otherwise) its outstanding shares of Common Stock into a greater number of shares, (ii) combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, (iii) pays a dividend or makes a distribution on Common Stock payable in shares of Common Stock, or (iv) reclassifies or recapitalizes its Common Stock into a different number of shares of Common Stock or into other securities of the Corporation, then the Conversion Ratio shall be equitably adjusted so that each holder of Series A-1 Preferred Stock shall be entitled to receive, upon conversion, the number and kind of shares or other securities that such holder would have received if the Series A-1 Preferred Stock had been converted immediately prior to the record date or effective time of such event. This Section 9(g) provides only equitable adjustment for splits, reverse splits, Common Stock dividends, reclassifications, and recapitalizations of Common Stock. It does not provide a full-ratchet, weighted-average, or other price-based anti-dilution adjustment.

(h) Retirement of Converted Shares. All shares of Series A-1 Preferred Stock converted pursuant to this Section 9 shall be retired and cancelled and shall not be reissued as shares of Series A-1 Preferred Stock. The Corporation may thereafter take such lawful corporate action as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly, or to restore such shares to the status of authorized but undesignated Blank Check Preferred Stock.

(i) Voting Before and After Conversion. Until conversion, each share of Series A-1 Preferred Stock shall have one hundred (100) votes as provided in Section 4. Upon conversion, the converting holder shall have only the voting rights of the Common Stock issued upon conversion (one (1) vote per share of Common Stock) and shall have no further voting rights as a holder of Series A-1 Preferred Stock with respect to the converted shares.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Certificate of Designation this 19th day of August, 2026.

GPO PLUS, INC.

By: ______________________

Name: Brett H. Pojunis
Title: Chief Executive Officer